Contact:	Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.954-5040

CSP, Inc. Board of Directors Announces a New Corporate Governance Policy

Board Adopts Directors Resignation Policy in Connection with Majority Withhold Vote

LOWELL, MA, November 15, 2019 – CSP Inc. (NASDAQ: CSPI) today announced the Board of Directors’ adoption of a Director Resignation Policy which provides that in an uncontested election of Directors of the Company, any nominee standing for election as a Director who receives more “Withhold” than “For” votes (a Majority Withhold Vote) is expected to promptly offer the Board his or her resignation as a Director for consideration.  The resignation will be considered by the Nominating Committee and acted upon by the Board within 90 days following the certification of the stockholder vote.  Following the Board’s decision, we will promptly publicly disclose the Board’s decision regarding the Director’s offer to resign and if such offer is rejected the rationale behind the decision. The Director Resignation Policy will be applicable for our next Annual Meeting of Stockholders. The complete policy, titled “Resignation Policy in Connection with Majority Withhold Vote” is available at the Company’s website under Investor Relations, Corporate Governance and Nominating Committee.

About CSP Inc.

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology as a means to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise-wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility. More information about CSP Inc. is available at www.cspi.com. Myricom and ARIA are trademarks of CSP Inc. All other brand names, product names or trademarks belong to their respective owners.

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, statements about our cybersecurity products and pipeline, including our new ARIA cybersecurity platform. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC.  Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.